                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                  PFIZER INC.,

                              HPG ACQUISITION CORP.

                                       AND

                               CORVITA CORPORATION

                           Dated as of April 11, 1996

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                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I      THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.1    The Offer. . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.2    Company Action . . . . . . . . . . . . . . . . . . . . .   4
     SECTION 1.3    Directors. . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . .   7
     SECTION 2.1    The Merger . . . . . . . . . . . . . . . . . . . . . . .   7
     SECTION 2.2    Effective Time . . . . . . . . . . . . . . . . . . . . .   7
     SECTION 2.3    Closing. . . . . . . . . . . . . . . . . . . . . . . . .   7
     SECTION 2.4    Effects of the Merger. . . . . . . . . . . . . . . . . .   8
     SECTION 2.5    Articles of Incorporation and Bylaws . . . . . . . . . .   8
     SECTION 2.6    Directors and Officers . . . . . . . . . . . . . . . . .   8
     SECTION 2.7    Merger Without Meeting of Shareholders.. . . . . . . . .   8

ARTICLE III    EFFECT OF THE MERGER ON THE CAPITAL
               STOCK OF THE CONSTITUENT CORPORATIONS . . . . . . . . . . . .   8
     SECTION 3.1    Effect on Capital Stock. . . . . . . . . . . . . . . . .   8
     SECTION 3.2    Stock Options; Warrants. . . . . . . . . . . . . . . . .   9

ARTICLE IV     PAYMENT OF SHARES . . . . . . . . . . . . . . . . . . . . . .  10
     SECTION 4.1    Payment for Shares . . . . . . . . . . . . . . . . . . .  10
     SECTION 4.2    Stock Transfer Books . . . . . . . . . . . . . . . . . .  13
     SECTION 4.3    Dissenting Shares. . . . . . . . . . . . . . . . . . . .  13
     SECTION 4.4    Right to Merger Consideration. . . . . . . . . . . . . .  13

ARTICLE V      REPRESENTATIONS AND WARRANTIES
               OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 5.1    Organization and Qualification . . . . . . . . . . . . .  14
     SECTION 5.2    Capitalization . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 5.3    Corporate Power and Authority. . . . . . . . . . . . . .  15
     SECTION 5.4    Absence of Certain Changes . . . . . . . . . . . . . . .  16
     SECTION 5.5    SEC Reports. . . . . . . . . . . . . . . . . . . . . . .  17
     SECTION 5.6    Governmental Authorization . . . . . . . . . . . . . . .  18
     SECTION 5.7    Non-Contravention. . . . . . . . . . . . . . . . . . . .  18
     SECTION 5.8    Investment Banking Fees and Commissions. . . . . . . . .  19
     SECTION 5.9    Material Contracts . . . . . . . . . . . . . . . . . . .  19
     SECTION 5.10   Litigation, etc. . . . . . . . . . . . . . . . . . . . .  21
     SECTION 5.11   Benefit Plans. . . . . . . . . . . . . . . . . . . . . .  21
     SECTION 5.12   Intellectual Property. . . . . . . . . . . . . . . . . .  24
     SECTION 5.13   Restrictions on Operations . . . . . . . . . . . . . . .  25
     SECTION 5.14   Environmental Laws . . . . . . . . . . . . . . . . . . .  25
     SECTION 5.15   Compliance with Laws . . . . . . . . . . . . . . . . . .  28
     SECTION 5.16   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  28

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     SECTION 5.17   Product Registration;
                    Regulatory Compliance. . . . . . . . . . . . . . . . . .  30
     SECTION 5.18   Company Action . . . . . . . . . . . . . . . . . . . . .  32
     SECTION 5.19   Labor Matters. . . . . . . . . . . . . . . . . . . . . .  32
     SECTION 5.20   Supply . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VI     REPRESENTATIONS AND WARRANTIES
               OF PARENT AND MERGER SUB. . . . . . . . . . . . . . . . . . .  33
     SECTION 6.1    Organization and Qualification . . . . . . . . . . . . .  33
     SECTION 6.2    Corporate Power and Authority. . . . . . . . . . . . . .  33
     SECTION 6.3    Governmental Authorization . . . . . . . . . . . . . . .  33
     SECTION 6.4    Non-Contravention. . . . . . . . . . . . . . . . . . . .  34
     SECTION 6.5    Merger Sub . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE VII    COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     SECTION 7.1    Conduct of Business. . . . . . . . . . . . . . . . . . .  35
     SECTION 7.2    No Solicitation. . . . . . . . . . . . . . . . . . . . .  38
     SECTION 7.3    Access to Information. . . . . . . . . . . . . . . . . .  40
     SECTION 7.4    Reasonable Best Efforts. . . . . . . . . . . . . . . . .  40
     SECTION 7.5    Indemnification and Insurance. . . . . . . . . . . . . .  41
     SECTION 7.6    State Takeover Statutes. . . . . . . . . . . . . . . . .  43
     SECTION 7.7    Proxy Statement. . . . . . . . . . . . . . . . . . . . .  43
     SECTION 7.8    Company Meeting. . . . . . . . . . . . . . . . . . . . .  43
     SECTION 7.9    Support of Merger. . . . . . . . . . . . . . . . . . . .  44

ARTICLE VIII   CONDITIONS TO CONSUMMATION OF THE MERGER. . . . . . . . . . .  44
     SECTION 8.1    Conditions to Each Party's
                    Obligation to Effect the Merger. . . . . . . . . . . . .  44

ARTICLE IX     TERMINATION; AMENDMENT; WAIVER. . . . . . . . . . . . . . . .  45
     SECTION 9.1    Termination. . . . . . . . . . . . . . . . . . . . . . .  45
     SECTION 9.2    Effect of Termination. . . . . . . . . . . . . . . . . .  46
     SECTION 9.3    Amendment. . . . . . . . . . . . . . . . . . . . . . . .  46
     SECTION 9.4    Extension; Waiver. . . . . . . . . . . . . . . . . . . .  46

ARTICLE X      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  47
     SECTION 10.1   Non-Survival of Representations
                    and Warranties . . . . . . . . . . . . . . . . . . . . .  47
     SECTION 10.2   Entire Agreement; Assignment . . . . . . . . . . . . . .  47
     SECTION 10.3   Enforcement of the Agreement . . . . . . . . . . . . . .  47
     SECTION 10.4   Validity . . . . . . . . . . . . . . . . . . . . . . . .  48
     SECTION 10.5   Notices. . . . . . . . . . . . . . . . . . . . . . . . .  48
     SECTION 10.6   Governing Law. . . . . . . . . . . . . . . . . . . . . .  49
     SECTION 10.7   Descriptive Headings . . . . . . . . . . . . . . . . . .  49
     SECTION 10.8   Parties in Interest. . . . . . . . . . . . . . . . . . .  49
     SECTION 10.9   Counterparts . . . . . . . . . . . . . . . . . . . . . .  49
     SECTION 10.10  Fees and Expenses. . . . . . . . . . . . . . . . . . . .  50
     SECTION 10.11  Performance by Merger Sub. . . . . . . . . . . . . . . .  51
     SECTION 10.12  Materiality. . . . . . . . . . . . . . . . . . . . . . .  51
     SECTION 10.13  Subsidiaries Defined . . . . . . . . . . . . . . . . . .  51
     SECTION 10.14  Publicity. . . . . . . . . . . . . . . . . . . . . . . .  51

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

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of April 11, 1996, among Pfizer Inc., a Delaware corporation ("Parent"), HPG ACQUISITION CORP., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and CORVITA CORPORATION, a Florida corporation (the "Company").

                              W I T N E S S E T H :

          WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each determined that it is advisable and in the best interest of Parent and its stockholders to engage in a transaction whereby Merger Sub will merge with and into the Company on the terms and subject to the conditions of this Agreement; and

          WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its shareholders to engage in a transaction whereby Merger Sub will merge with and into the Company on the terms and subject to the conditions of this Agreement; and

          WHEREAS, in furtherance thereof, it is proposed that Merger Sub shall make a tender offer (the "Offer") to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the "Shares"), at a price of $10.25 per Share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Offer Consideration"), net to the sellers in cash, in accordance with the terms and subject to the conditions provided for herein; and

          WHEREAS, as an inducement and a condition to entering into this Agreement, Parent required certain shareholders of the Company (the "Selling Shareholders") to execute and deliver, contemporaneously herewith, an agreement (the "Shareholders Agreement") providing for certain matters with respect to their Shares, the tender of their Shares and certain other actions relating to the Offer, and in order to induce Parent and Merger Sub to enter into this Agreement, the Company has approved the execution and delivery by Merger Sub and such shareholders of the Shareholders Agreement; and

          WHEREAS, the Company, Parent and Merger Sub wish to make certain representations, warranties, covenants and agreements in connection with the Merger.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto do hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

          SECTION 1.1 THE OFFER. (a) Provided that this Agreement shall not have been terminated pursuant to Article IX and none of the events or conditions set forth in Annex A shall have occurred or be existing, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer as promptly as practicable (but in no event later than the fifth business day from and including the date of the initial public announcement of this Agreement). Subject to the terms and conditions of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment at the Offer Consideration (and thereby purchase) and pay for all of the Shares that have been validly tendered and not withdrawn pursuant to the Offer prior to its expiration date, as it may be extended in accordance with the terms of the Offer (the "Acceptance Date"). The obligation of Merger Sub to, and of Parent to cause Merger Sub to, commence the Offer and accept for payment, purchase and pay for all of the Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A hereto, including the condition that a number of Shares representing a majority of all outstanding Shares on a fully diluted basis (based on the number of Shares outstanding as of the Acceptance Date) shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Merger Sub expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except without the written consent of the Company, Merger Sub shall not (i) reduce the number of Shares sought to be purchased pursuant to the Offer, (ii) reduce the price per Share payable in the Offer, (iii) change the form of consideration to be paid in the Offer, (iv) impose additional conditions to the Offer or amend any other term of the Offer in any

                                        2

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manner adverse to the holders of Shares or (v) amend or waive satisfaction of the Minimum Condition.

          (b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (such
Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, collectively, the "Offer Documents"). Parent and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub agree to give the Company and its counsel a reasonable opportunity to review and comment upon any Offer Document to be filed with the SEC prior to any such filing and to provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) The Offer shall be made by means of an offer to purchase which shall provide for an initial expiration date of 20 business days from the date of commencement. Parent and Merger Sub agree that Merger Sub shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer shall not have been satisfied or earlier waived; PROVIDED that notwithstanding the foregoing, Merger Sub may, without the consent of the Company, extend the Offer on one occasion following the time that all of the conditions to the Offer have been satisfied as of the scheduled expiration date of the Offer for a period not to exceed 10 business days, if the number of Shares tendered, together with any Shares beneficially owned by Parent or Merger Sub or any other wholly-owned subsidiary of Parent, is less than 80% of the Shares outstanding on the scheduled expiration date of the Offer; PROVIDED, FURTHER, that if Merger Sub elects to extend the Offer as set forth in the immediately preceding proviso, the obligation of Merger Sub, and of Parent to cause Merger Sub to, accept for payment, purchase and pay for all of the Shares tendered pursuant to

                                        3

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the Offer and not withdrawn shall be subject only to the Minimum Condition and the conditions set forth in Sections 3(A), 3(B) and 3(F) of Annex A. If at the expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or earlier waived but, in the reasonable belief of Parent, may be satisfied prior to August 9, 1996, Merger Sub shall extend the expiration date of the Offer an additional period or periods of time until the earlier of (i) the date all such conditions are met or waived and Merger Sub becomes obligated to accept for payment and pay for shares tendered pursuant to the Offer or (ii) this Agreement is terminated in accordance with its terms. Notwithstanding anything to the contrary contained herein, Merger Sub may without the consent of the Company, extend the Offer so as to comply with applicable rules and regulations of the SEC. Any individual extension of the Offer shall be for a period of no more than 10 business days.

          SECTION 1.2 COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer at the Offer Consideration and represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer at the Offer Consideration and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the Shareholders Agreement, the Offer at the Offer Consideration and the Merger, in all respects, including for purposes of Section 1103 of the Florida 1989 Business Corporation Act (the "BCA"), and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder at the Offer Consideration to Merger Sub and approve and adopt this Agreement and the Merger. The Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company further represents that Dillon, Read & Co. Inc., the Company's financial advisor ("Dillon Read"), has delivered to the Company's Board of Directors the written opinion of Dillon Read that the Offer Consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair from a financial point of view to such shareholders.

          (b) The Company hereby agrees, subject to the terms and conditions set forth herein, to file as promptly as practicable (and after affording Parent and its counsel a reasonable opportunity to review and comment thereon) with

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the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule
14D-9 together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendations described in Section 1.2(a) and to mail the
Schedule 14D-9 to the shareholders of the Company concurrently with the commencement of the Offer. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Notwithstanding anything to the contrary in this Agreement, the recommendations referred to in Section 1.2(a) and the Schedule 14D-9 may be withdrawn, modified or amended if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that the failure to take such action could create a reasonable possibility of a breach by the Board of Directors of the Company of its fiduciary duties to shareholders under applicable law.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels, securities position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Merger Sub with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub shall hold in confidence the information contained in any of such lists or labels and the additional information referred to in the preceding sentence, will use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

          SECTION 1.3 DIRECTORS. (a) Promptly upon the purchase pursuant to the Offer by Parent or Merger Sub of such number of Shares which represents a majority of all outstanding Shares on a fully diluted basis, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage (expressed as a decimal) that the number of Shares beneficially owned by Parent bears to the total number of Shares outstanding, and the Company shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors or seeking and
accepting resignations of incumbent directors.   Notwithstanding the foregoing,
until the Effective Time (as defined in Section 2.2) the Company shall be entitled to retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof, subject to their availability and willingness to serve. The date on which Parent's designees constitute a majority of the Company's board of directors is referred to as the "Control Date."

          (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors pursuant to this
Section 1.3 and prior to the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Merger Sub hereunder or any waiver thereof, any waiver of any condition to the obligations of the Company or any of the Company's rights hereunder or other action by the Company hereunder will require the concurrence of, and shall be effective only if approved by a majority of the directors of the Company then in office who are not affiliates of Parent and were not designated by Parent (the "Company Designees"), which action shall be deemed to constitute the action of the full Board of Directors even if such majority of the Company Designees does not constitute a majority of all directors then in office; provided, that, if there shall be no Company Designees, such actions may be effected by majority vote of the entire Board of Directors except that no such action shall amend the terms of this Agreement in a manner adverse to the shareholders of the Company.


                                   ARTICLE II

                                   THE MERGER

          SECTION 2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and pursuant to Section 1103 of the BCA, Merger Sub shall be merged with and into the Company (the "Merger") at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name of "Corvita Corporation," and the separate corporate existence of Merger Sub shall cease.

          SECTION 2.2 EFFECTIVE TIME. On the date of the Closing (as defined in Section 2.3), the Surviving Corporation will cause articles of merger substantially in the form of Exhibit A attached hereto (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Florida as provided in Section 1105 of the BCA. The Merger shall become effective (i) at the time and date which the Articles of Merger are filed with the Secretary of State of the State of Florida or (ii) such other time as is agreed upon by the parties and specified in the Articles of Merger (such time as the Merger becomes effective is hereinafter referred to as the "Effective Time").

          SECTION 2.3 CLOSING. The closing of the Merger (the "Closing") shall take place (i) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, as promptly as practicable following the date on which the last of the conditions set forth in Article VIII is satisfied or waived in accordance with the terms of this Agreement, which date shall in any event not be later than the third business day following the satisfaction or waiver of the last of such conditions, or (ii) at such other place

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

and/or on such other date as Parent and the Company may agree.

          SECTION 2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the BCA. As of the Effective Time, Parent shall own all of the issued and outstanding common stock of the Surviving Corporation.

          SECTION 2.5 ARTICLES OF INCORPORATION AND BYLAWS. At the Effective Time, the Company's Articles of Incorporation and Bylaws shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

          SECTION 2.6 DIRECTORS AND OFFICERS. The directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation until their successors are duly elected and qualified. At the Effective Time, the persons listed on Schedule 2.06 shall become the officers of the Surviving Corporation until their successors are duly elected and qualified.

          SECTION 2.7 MERGER WITHOUT MEETING OF SHAREHOLDERS. Notwithstanding anything to the contrary contained herein, if Parent, directly or indirectly through Merger Sub or any other wholly-owned subsidiary, acquires at least 80% of the outstanding Shares, each of Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of shareholders of the Company, in accordance with Section 1104 of the BCA.


                                   ARTICLE III

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

          SECTION 3.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

               (a) Each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Merger Sub or any other subsidiary of Parent and Dissenting Shares (as defined in Section 4.3)) shall be converted into the right to receive the Offer Consideration (the "Merger

Consideration"), without interest thereon, upon surrender of the certificate formerly representing such Share, less any required withholding of taxes.

               (b) All Shares, when converted as provided in Section 3.1(a), no longer shall be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of such Shares, upon the surrender of such certificate in accordance with Section 4.1, the Merger Consideration specified in Section 3.1(a) above.

               (c) Each Share issued and outstanding immediately prior to the Effective Time owned by Parent or any direct or indirect wholly-owned subsidiary of Parent shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

               (d) Each Share issued and held immediately prior to the Effective Time in the Company's treasury or by any of the Company's direct or indirect wholly-owned subsidiaries shall be cancelled and retired without payment of any consideration therefor and cease to exist.

               (e) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one issued and outstanding share of common stock, par value $0.001 per share, of the Surviving Corporation.

          SECTION 3.2 STOCK OPTIONS; WARRANTS. Immediately after the Acceptance Date, each holder of a then outstanding option to purchase Shares (collectively, the "Options") under the Company's 1988 Stock Option Plan, the Company's 1995 Stock Option Plan and the Company's Non-Employee Director Stock Option Plan (collectively, the "Stock Option Plans"), whether or not then exercisable or fully vested, and each holder of the warrants to purchase an aggregate of 491,699 Shares issued to certain parties (collectively, the "Warrants"), shall, in settlement thereof, be entitled to receive from the Company for each Share subject to such Option, or Warrant, an amount (net of any applicable withholding tax) in cash equal to the difference between the Offer Consideration and the per Share exercise price of such Option, or Warrant, to the extent the Offer Consideration is greater than the per Share exercise price of such Option or Warrant (such excess amount with respect to Options being hereinafter referred to as the "Option Consideration", and such amount with respect to the Warrants being hereinafter referred to as the "Warrant Consideration"); PROVIDED, HOWEVER, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Prior to the Acceptance Date, the Company shall use its reasonable efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans, and holders of Warrants, and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 3.02 (except for such action that may require the approval of the Company's shareholders) and to otherwise cause each Option, and each Warrant, to be surrendered to the Company and cancelled, whether or not any Option Consideration or Warrant Consideration is payable with respect thereto, at the Acceptance Date. The surrender of an Option, or Warrant, to the Company shall be deemed a release of any and all rights the holder had or may have had in such Option, or Warrant, other than the right to receive the Option Consideration or Warrant Consideration. If necessary, Parent shall cause the Company to be provided with sufficient funds to make the payments required by this Section 3.2.


                                   ARTICLE IV

                                PAYMENT OF SHARES

          SECTION 4.1 PAYMENT FOR SHARES. (a) Prior to the commencement of the Offer, (i) Merger Sub shall appoint a United States bank or trust company mutually acceptable to the Company and Parent to act as paying agent (the "Paying Agent") for the payment of the Offer Consideration and the Merger Consideration, and (ii) Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment in accordance with this Article IV, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to the Offer, Section 3.1(a) and this Section 4.1 to holders (other than the Company or any subsidiary of the Company or Parent, Merger Sub or any other subsidiary of Parent, or holders of Dissenting Shares). The

Paying Agent shall pay the Offer Consideration and the Merger Consideration out of the Payment Fund.

          From time to time at or after the Effective Time Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); PROVIDED, HOWEVER, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by this Section. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under this Section 4.1, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (b) As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any subsidiary of the Company or Parent, Merger Sub or any other subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"),
(i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent reasonably may specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of Shares represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 4.1, each Certificate (other than Certificates representing Shares owned by Parent or any subsidiary of Parent or held in the treasury of the Company) shall represent for all purposes only the right to receive the Merger Consideration, subject to Section 4.3.

          (c) Any portion of the Payment Fund which remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article IV and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.

          (d) Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

          SECTION 4.2 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

          SECTION 4.3 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 1320 of the BCA (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 1320, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 1320 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 4.1, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such Shares.

          SECTION 4.4 RIGHT TO MERGER CONSIDERATION. Subject to Section 4.3, until surrendered and exchanged in accordance with Section 4.1, each Certificate shall, after the Effective Time, represent solely the right to receive promptly upon surrender in accordance with the provisions of Section 4.1 the Merger Consideration and shall have no other rights, including voting rights. Subject to Section 4.3, from and after the Effective Time, Parent shall be entitled to treat any Certificates that have not yet been surrendered for exchange as evidencing only the ownership of the aggregate Merger Consideration into which the Shares represented by such Certificates shall have been converted notwithstanding any failure to surrender such Certificates.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

          The Company represents and warrants to the Parent and Merger Sub as follows:

          SECTION 5.1 ORGANIZATION AND QUALIFICATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as it is now being conducted.

               (b) The only direct and indirect subsidiaries of the Company are those named in Schedule 5.01 to the Disclosure Statement relating hereto, which Disclosure Statement has been delivered to Parent simultaneously herewith (the "Disclosure Statement"). Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not in the aggregate have a Material Adverse Effect (as defined below). For purposes of this Agreement, "Material Adverse Effect" shall mean any adverse change in or effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries that is material to the Company and its subsidiaries taken as a whole.

          SECTION 5.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 23,750,000 shares, of which 18,750,000 shares are common stock, par value of $0.001 per share, and 5,000,000 shares are Series Preferred Stock, par value of $0.001 per share (the "Company Preferred Stock"). Schedule
5.2 of the Disclosure Statement sets forth a true, correct and complete list of all outstanding Options (including a list of the persons to whom such Options have been granted) and Warrants (including a list of the persons and entities to which such Warrants have been issued). At the close of business on April 4, 1996, 7,106,149 Shares were issued and outstanding, no shares of Company Preferred Stock were issued and outstanding, and 808,636 Shares were reserved for issuance pursuant to the Stock Option Plans and 491,699 Shares were reserved for issuance pursuant to the Warrants. Except as set forth in the preceding sentence and Schedule 5.2 of the Disclosure Statement, there are not as of the date hereof, and, except as provided in Section 3.2 and
Schedule 5.2 of the Disclosure Statement, at the Effective Time there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating the Company to issue any additional Shares or any other shares of capital stock of the Company or any other securities convertible into, exchangeable, exercisable or evidencing the right to subscribe for any such shares. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.

               (b) The number of outstanding shares of capital stock of each of the subsidiaries of the Company, owned of record and beneficially by the Company, is set forth in Schedule 5.01 to the Disclosure Statement. The Company, or a wholly-owned subsidiary of the Company, is the sole record and beneficial owner of the issued and outstanding capital stock of each subsidiary listed in Schedule 5.01 to the Disclosure Statement, except as otherwise set forth in such Schedule. There are no irrevocable proxies with respect to such shares, and, except as set forth in Schedule 5.01 to the Disclosure Statement, no equity securities of any of such subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company or a wholly-owned subsidiary of the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens (as defined in Section 5.7).

          SECTION 5.3 CORPORATE POWER AND AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to any required approval of the Company's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by, and the Shareholders Agreement has been approved by, the Board of Directors of the Company and other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding Shares, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

          SECTION 5.4 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company's SEC Reports (as defined in Section 5.5) under the Exchange Act, since December 31, 1995, the Company and its subsidiaries have not suffered any Material Adverse Effect. Except as disclosed in the Company's SEC Reports under the Exchange Act or in writing to Parent by the Company prior to execution of this Agreement, or as otherwise set forth in this Agreement or the Disclosure Statement, since December 31, 1995, there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, or any redemption or other acquisition by the Company of any shares of its capital stock; (b) any increase in the rate or terms of compensation payable or to become payable by the Company to its directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices; (c) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices; (d) any entry into any agreement, commitment or transaction by the Company which is material to the Company and its subsidiaries taken as a whole, except for agreements, commitments or transactions in the ordinary course of business; (e) any amendment, termination or lapse of a material contract of the Company and its subsidiaries, taken as a whole; (f) any material labor dispute involving the employees of the Company or its subsidiaries; (g) any change by the Company in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles; (h) any write-off or write-down of, or any determination to write-off or write-down, any asset of the Company or any of its subsidiaries or any portion thereof which write-off, write-down, or determination exceeds $10,000 individually or $30,000 in the aggregate; (i) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license, permit, or other form of authorization of the Company or any subsidiary, except for any thereof that would not have a Material Adverse Effect; or (j) any agreements by the Company to (1) do any of the things described in the preceding clauses (a) through (i) other than as expressly contemplated or provided for herein or (2) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of the Company in this Agreement untrue or incorrect.

          SECTION 5.5 SEC REPORTS. (a) The Company has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the Federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates, or, in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, and the rules and regulations promulgated thereunder. None of such forms, reports or documents, including, without limitation, any exhibits, financial statements or schedules included therein, at the time filed, or, in the case of registration statements, their respective effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All forms, reports and documents filed by the Company with the SEC are hereinafter collectively referred to as the "SEC Reports".

               (b) The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows (including, without limitation, the related notes thereto) of the Company included in the Company's Annual Report on Form 10-K for the fiscal years ended June 30, 1994 and 1995 and the

Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995 complied as to form, at the time filed, in all material respects with generally accepted accounting principles and the published rules and regulations of the SEC with respect thereto at the time filed and present fairly (subject to normal nonrecurring audit adjustments in the case of unaudited interim financial statements) the consolidated financial position of the Company as of their respective dates, and the results of consolidated operations, the stockholders' equity (deficit) and the cash flows for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

          SECTION 5.6 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company require no action by the Company in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing with the SEC of such reports and information as may be required in connection with this Agreement and the transactions contemplated hereby pursuant to the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder,
(ii) the filing of the Articles of Merger in accordance with the BCA, and, if necessary, appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required under foreign laws and
(iv) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), except for filings and approvals which are not required prior to the consummation of the Merger or where the failure of any such action to be taken or filing to be made would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

          SECTION 5.7 NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company do not and will not
(i) contravene or conflict with the Company's Amended and Restated Articles of Incorporation (the "Company's Articles of Incorporation") or Bylaws,
(ii) assuming compliance with the matters referred to in Section 5.6, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its subsidiaries,
(iii) assuming that the Company, Parent and Merger Sub comply in all respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, in each case, as more fully described in
Section 5.6, except as disclosed in the SEC Reports or in Schedule 5.07 to the Disclosure Schedule, constitute or result in a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation, including without limitation, a repurchase obligation, of the Company or any of its subsidiaries or to a loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its subsidiaries, or (iv) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any of its subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such conflicts, violations, defaults, losses and Liens that individually or in the aggregate would not have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance, restriction or adverse claim of any kind or nature in respect of such asset, other than any such mortgage, lien, pledge, charge, security interest, encumbrance, restriction or adverse claim (i) for taxes or other governmental charges not yet due and payable, (ii) materialmen's, mechanic's and similar liens or (iii) reflected on the consolidated balance sheets of the Company as of September 30, 1995 and December 31, 1995 or (iv) on any of the Company's properties or assets, or irregularities in title thereto, that do not materially detract from the value of, or materially impair the use of, any such property or asset.

          SECTION 5.8 INVESTMENT BANKING FEES AND COMMISSIONS. Except for those fees and expenses payable to Dillon Read with respect to the Company, no person or entity is entitled to receive from the Company or any of its subsidiaries any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby.

          SECTION 5.9 MATERIAL CONTRACTS. (a) Except as disclosed in the Company's SEC Reports or on Schedule 5.09 to the Disclosure Statement, neither the Company nor any of its subsidiaries is a party to any (i) contract or agreement not made in the ordinary course of business or which is not terminable without penalties of $50,000 or more in the aggregate or upon notice of thirty (30) days or less; (ii) employment, consulting, non-competition, severance, golden parachute or indemnification contract or agreement; (iii) mortgage, pledge, conditional sales contract, security agreement, loan agreement, credit agreement, promissory note or other similar contract with respect to any real property of the Company or any of its subsidiaries; (iv) mortgage pledge, conditional sales contract, security agreement, factoring agreement, loan agreement, credit agreement, promissory note or other similar contract with respect to any tangible personal property of the Company or any of its subsidiaries involving indebtedness for borrowed money or capital equipment leases, in each case, of more than $50,000; (v) guarantee, subordination agreement, letter of credit or any other similar type of contract or agreement involving obligations in excess of $50,000 individually or $50,000 in the aggregate; (vi) contract or agreement with any governmental authority other than any such contract or agreement which is terminable without penalties of $50,000 or more in the aggregate or upon notice of 30 days or less, which involves obligations or indebtedness in excess of $50,000 individually or in the aggregate, or which requires performance by the Company or any of its subsidiaries that is not scheduled, and reasonably expected to be completed, within 30 days from the date hereof; or (vii) commitment or agreement to enter into any of the foregoing. The Company has delivered or otherwise made available to Parent true, correct and complete copies of the contracts and agreements listed on Schedule 5.09 to the Disclosure Statement, together with all amendments, modifications, supplements or material side letters affecting the obligations of any party thereunder. Neither the Company nor any of its subsidiaries is in default under any such contract or agreement nor, to the Company's knowledge, is any other party thereto in default, which default, in each case, could reasonably be expected to have a Material Adverse Effect.

          (b) (i) The Company and Sumitomo Bakelite Co, Ltd., a Japanese corporation ("Sumitomo"), have entered into the License Termination Agreement, dated as of December 21, 1995, terminating the License Agreement, dated as of June 19, 1990, between the Company and Sumitomo (the "License Termination Agreement"), (ii) Corvita Europe, S.A., a Belgian corporation and a wholly-owned subsidiary of the Company ("Corvita Europe"), Jean Pierre Dereume and

L'Universite Libre Bruxelles have entered into the Patent License Agreement, dated as of January 24, 1996 (the "Patent License Agreement"), (iii) the Company has entered into a Stock Purchase Agreement of even date herewith, with the shareholders of Cardiovascular Innovations Canada, Inc. ("Cardiovascular Innovations") and with Research Visions Canada, Inc. providing for the purchase by the Company, directly or indirectly (by purchase of all of the shares of Cardiovascular Innovations) of all of the shares of Corvita Canada, Inc. that it does not presently own (the "Stock Purchase Agreements"), (iv) Vascor, Inc. ("Vascor") has executed, as of April 9, 1996, a Consent to Assignment of the License and Supply Agreement between Vascor and the Company (the "Supply Agreement") and (v) The Polymer Technology Group and the Company have entered into a License Agreement, dated April 9, 1996 (the "PTG Agreement" and, together with the License Termination Agreement, the Patent License Agreement and the Supply Agreement, the "Material Agreements"), and each such agreement is in full force and effect and there has been no material breach by the Company or the other party thereto that has not been cured.

          SECTION 5.10 LITIGATION, ETC. As of the date hereof, except as disclosed in the SEC Reports or in Schedule 5.10 to the Disclosure Statement, there is no suit, claim, action or proceeding (at law or in equity) pending nor, to the knowledge of the Company, is any investigation pending or any suit, claim, action, or proceeding threatened against the Company or any of its subsidiaries before any court or governmental or regulatory authority or body seeking money damages in excess of $50,000 or non-monetary relief that, if granted, could reasonably be expected to have a Material Adverse Effect or seeking to prevent or challenging the transactions contemplated by this Agreement. The Company is not subject to any outstanding order, writ, injunction or decree that would have a Material Adverse Effect.

          SECTION 5.11 BENEFIT PLANS. (a) Schedule 5.11 to the Disclosure Statement contains a true and complete list of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including foreign plans which would be subject to ERISA if such plans covered U.S. employees, bonus, deferred compensation, incentive compensation, excess benefit, supplemental retirement, stock purchase, stock option, severance, life insurance, disability, salary continuation, supplemental unemployment and other employee benefit plan, program or arrangement whether written or unwritten, qualified or nonqualified, funded or unfunded (i) maintained, contributed to or required to be contributed to by the Company (the foregoing being herein called "Benefit Plans"). With respect to each Benefit Plan maintained or contributed to by the Company or any of its subsidiaries or under which any of them has any liability or obligation, the Company has made available to Parent, if applicable, a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS, (b) such Benefit Plan,
(c) each trust agreement and group annuity contract, if any, relating to such Benefit Plan, and (d) a current IRS determination letter.

               (b) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which Parent or any of its affiliates could be subject to any liability that is reasonably likely to have a Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable law. To the best of the knowledge of the Company, each Benefit Plan which is intended to qualify under Section 401(a) of the Code ("Qualified Plans") is and always has been qualified under such Section and each trust maintained in connection with such a plan has at all time been exempt from federal income taxes under Section 501 of the Code. To the best of the knowledge of the Company, each Qualified Plan is in receipt of a favorable determination letter issued by the IRS, and each such letter has not been revoked nor, to the knowledge of the Company, threatened to be revoked. To the best of the knowledge of the Company, each Benefit Plan has been administered in all material respects in accordance with its terms and with all applicable laws. No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Benefit Plan which would result directly or indirectly in liability to the Company.

               (c) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company, which obligations are reasonably likely to have a Material Adverse Effect.

               (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or materially increase the amount of compensation due, any current or former employee of the Company or any of its subsidiaries including, without limitation, any severance payment or benefit; (ii) materially increase any benefits otherwise payable under any Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits, except in each case as contemplated by this Agreement.

               (e) The Company and its subsidiaries have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code with respect to each group health plan within the meaning of Section 4980B(g)(2) of the Code.

               (f) To the best of the knowledge of the Company, each Benefit Plan which is not subject to regulation under ERISA ("Foreign Plan") has at all times been maintained, operated and administered in all material respects in compliance with its terms and all applicable laws. To the best of the knowledge of the Company, if a Foreign Plan is required under applicable law or by its terms to be funded in any respect, such Foreign Plan is so funded and, if such Foreign Plan is not required to be funded, the benefits payable under such Foreign Plan are adequately reserved for on the Company's, or a subsidiary's, financial statements included in the Company's SEC Reports (or there is an adequate combination of reserves and funding) in accordance with U.S. generally accepted accounting principles. All contributions to and payments from any Foreign Plan for all periods prior to the date of the balance sheet have been fully paid or adequately reserved for on the Company's, or a subsidiary's, financial statements included in the Company's SEC Reports in accordance with U.S. generally accepted accounting principles. There are no pending or, to the knowledge of the Company, threatened actions, claims, lawsuits, arbitrations, audits, investigations or similar proceedings involving any Foreign Plan, or the assets, sponsor, administrator or fiduciaries of any such Foreign Plans (other than routine benefit claims in type and amount consistent with past practice) which would become the liability of the Company or Parent on and the after the Closing Date, nor does the Company have knowledge of facts which could form a reasonable basis for any such proceedings.

          SECTION 5.12 INTELLECTUAL PROPERTY. The Company and its subsidiaries fully own, or are licensed or otherwise have the right to use, all patents, patent rights, invention rights, trademark rights, trade names, trade name rights, service mark rights, copyrights, know-how, trade secrets, technology and computer programs which are material to the conduct of the business of the Company and its subsidiaries taken as a whole (the "Intellectual Property"), including, but not limited to, the patents, patent rights, license agreements, published foreign patent applications, trademark rights, trade names, trade name rights and service mark rights set forth in Schedule 5.12 to the Disclosure Statement. Schedule 5.12 to the Disclosure Statement sets forth a true, correct and complete list of the Intellectual Property (other than invention rights, invention disclosures and related agreements and non-published patent applications). Except as set forth in Schedule 5.12 to the Disclosure Statement, neither the Company nor any of its subsidiaries has been granted or has granted any outstanding license (other than "shrink wrap licenses" for any retail consumer products generally available) or other rights under any Intellectual Property. The Company and its subsidiaries fully own the data compiled from all clinical trials and neither the Company nor any of its subsidiaries is prohibited from (x) using such data in any manner, including for purposes of gaining regulatory approval for any product of the Company currently sold or under development or (y) assigning or otherwise transferring ownership rights in such data to a third party. Except as set forth in Schedule 5.12 to the Disclosure Statement, (i) to the best of the knowledge of the Company, there is no violation, breach, misappropriation or infringement by any third party of any Company Intellectual Property, (ii) there are no pending or, to the best of the knowledge of the Company, threatened opposition, interference, reexamination, arbitration, invalidity, declaratory judgment, revocation, nullity or similar actions in respect of any Company Intellectual Property and
(iii) to the best of the knowledge of the Company, the Company is not infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright, know-how, trade secret or other intellectual property right held by that person nor has it received notice of any such claim.

          SECTION 5.13   RESTRICTIONS ON OPERATIONS.  Except as set forth on
Schedule 5.13 to the Disclosure Statement, the Company and its subsidiaries are not restricted directly or indirectly by any agreement to which the Company, or any of its subsidiaries, is bound from carrying on its business anywhere in the world nor is the Company aware of any other agreement which purports to restrict the Company or any of its subsidiaries from carrying out its business anywhere in the world.

          SECTION 5.14   ENVIRONMENTAL LAWS.  Except as disclosed on Schedule
5.14 to the Disclosure Statement, in the Environmental Reports (as defined in Section 5.14(d)) or as would not have a Material Adverse Effect:

               (a) The Company and its subsidiaries and their respective operations comply in all material respects with all applicable Environmental Laws (as defined in Section 5.14(e)).

               (b) The Company and its subsidiaries have obtained and maintain all Environmental Permits (as defined in Section 5.14(e)) necessary for their operations; there are no legal proceedings pending or, to the knowledge of the Company, threatened to revoke any such Environmental Permit, the Company and its subsidiaries are in compliance in all material respects with all such Environmental Permits; none of the Company or any of its subsidiaries has received any written notice from any governmental authority to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any of its properties; and the consummation of the transactions contemplated hereby will not cause the Company to have any of its rights under such Environmental Permits adversely affected.

               (c) To the best of the knowledge of the Company, all real property owned, operated or leased by the Company and its subsidiaries is free from contamination by Hazardous Materials (as defined in Section 3.14(e)) at levels requiring remediation under any Environmental Laws and neither the Company nor any of its subsidiaries has caused or permitted any Hazardous Material to remain or be disposed of, either on or under real property legally or beneficially owned, leased or operated by the Company or any of its subsidiaries or on any real property not permitted to accept, store or dispose of such Hazardous Materials other than in compliance with applicable Environmental Laws.

               (d) The Company and its subsidiaries have provided or made available to Parent all audits, studies, reports, analyses and results of investigations, memoranda and correspondence in the Company's possession related to Environmental Laws or Environmental Claims that have been drafted, created or performed with respect to currently or previously owned, leased or operated properties of the operations of the Company and its subsidiaries. The foregoing, together with the report prepared by ERM Northeast, a member of the Environmental Resource Management Group, in final form delivered to Parent regarding the property owned, leased and operated by the Company or any of its subsidiaries are collectively referred to as the "Environmental Reports".

               (e)  For purposes of this Agreement:

          "ENVIRONMENTAL CLAIM" means any written accusation, allegation, notice of violation, action, claim, Environmental Lien, demand, abatement or other order or direction (conditional or otherwise) by any governmental body or any other person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Company or its subsidiaries or any activities or operations thereof; (ii) the generation, transportation, storage, treatment, handling or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Company or its subsidiaries or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Law, order or Environmental Permit of or from any governmental body relating to environmental matters connected with any property owned, leased or operated by the Company or its subsidiaries.

          "ENVIRONMENTAL LAW" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the

Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 ET seq., the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ., the Clean Air Act, 33 U.S.C. Section 2601 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 ET SEQ., the Oil Pollution Act of 1990,
33 U.S.C. Section 2701 ET SEQ. and the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ., (and including, without limitation, European Union directives and regulations and, with respect to the European operations and property located within the European Union, prescribed work practices and technical or other standards issued by competent organizations) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes, including without limitation, any state environmental property transfer statutes.

          "ENVIRONMENTAL PERMIT" means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law or order.

          "HAZARDOUS MATERIALS" means any hazardous substance, material or waste which is regulated by any local, state, Federal or foreign governmental body in the jurisdiction in which the Company or any of its subsidiaries conducts business, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including, but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

          "RELEASE" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

          "REMEDIAL ACTION" means all actions, including, without limitation, any capital expenditures, required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring any property owned, operated or leased by the Company or any of its subsidiaries and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

          SECTION 5.15   COMPLIANCE WITH LAWS.  Except as set forth in Schedule
5.15 to the Disclosure Statement or as disclosed in the SEC Reports, neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, Federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, in the aggregate, have a Material Adverse Effect; and the conduct of the business of the Company and its subsidiaries is in conformity with all Federal, state and local energy and public utility and all other Federal, state and local governmental and regulatory requirements applicable to its business or operations, except where such nonconformities would not, in the aggregate, have a Material Adverse Effect. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, in the aggregate, have a Material Adverse Effect.

          SECTION 5.16 TAXES. Except as set forth in Schedule 5.16 to the Disclosure Statement:

               (a) Each of the Company and its subsidiaries has (i) timely filed all Federal and all state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or for it on or prior to the date hereof in respect of any Taxes and such Returns are true, complete and correct in all material respects,
(ii) timely paid all Taxes that are shown as being due on any Returns,
(iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and its subsidiaries through the date hereof, (iv) complied in all material respects with all applicable laws, rules and regulations relating to Taxes, and
(v) timely withheld and paid over to the proper governmental authorities all Taxes and other amounts required to be so withheld and paid over.

               (b) (i) Schedule 5.16 to the Disclosure Statement sets forth the last taxable period (x) through which the Federal Returns of the Company and any of its subsidiaries have been examined by the Internal Revenue Service ("IRS") or (y) for which the date for assessment and collection of any deficiency has expired; (ii) all deficiencies asserted as a result of such examinations have been paid, fully settled or adequately provided for in the Company's most recent audited financial statements; (iii) no Federal tax audits or other administrative proceedings or court proceedings are presently pending with respect to the Company or any of its subsidiaries with regard to any Federal Taxes; and (iv) the Company has not received notice that any deficiency for any such Taxes aggregating in excess of $50,000 has been proposed, asserted or assessed against the Company or any of its subsidiaries, by any Federal, state, local or foreign taxing authority or court with respect to any period.

               (c) Neither the Company nor any of its subsidiaries has executed or entered into with the IRS or any other taxing authority (i) any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any Federal, state, local or foreign Taxes or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof, or any similar agreement, pursuant to any similar provision of state, local or foreign law, that continues in force and effect beyond the Effective Time.

               (d) Neither the Company nor any of its subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

               (e) Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

               (f) Neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

               (g) All representations made by the Company, any of its subsidiaries or their respective authorized representatives in connection with any tax exemption, grant, dispensation or similar allowance under any Federal, state, local or foreign tax laws are complete, true and accurate in all material respects and any covenants, promises or undertakings made or to be performed by the Company or any of its subsidiaries in connection with such tax exemption, grant, disposition or similar allowance under any such Federal, state, local or foreign tax laws have been duly discharged or performed in accordance with their terms.

               (h) The Company (i) has not agreed to make, nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and (ii) has not leased or rented any property other than on arm's length terms and conditions.

               (i) Neither the Company nor any of its subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          For purposes of this Agreement, (i) "Taxes" shall mean all Federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and any reference to a specific provision of the Code shall include any predecessor of such Code provision which was in effect on or after January 1, 1988.

          SECTION 5.17   PRODUCT REGISTRATION; REGULATORY COMPLIANCE.  (a)
Schedule 5.17 to the Disclosure Statement sets forth, as of the date hereof, a list of all licenses and approvals granted by or pending with any governmental authority in any particular country to market any product relating to the Company's business as conducted on the date hereof (the "Product Registrations"). Except as set forth in Schedule 5.17 to the Disclosure Statement, (i) all products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations, (ii) the Company is the sole and exclusive owner of the Product Registrations and has not granted any right or reference with respect thereto and is not prohibited from assigning or otherwise transferring its rights to such Product Registrations to a third party, (iii) the Product Registrations granted are in full force and effect with all required annual reports filed and government maintenance fees and taxes having been paid thereon and no consent of any governmental authority is required in connection with the transactions contemplated hereby, (iv) each of the products produced or sold in connection with the Company's business as conducted on the date hereof (x) is, and at all times has been, in compliance with all applicable laws, and (y) is, and at all relevant times has been, fit for the ordinary purposes of which it is intended to be used and conforms to any promises or affirmations of fact made on the label for such product or in connection with its sale, or is or has been provided for use in research, scientific or experimental programs or used for research, scientific or experimental purposes in accordance with an express understanding that its fitness and its conformance to performance expectations are undergoing evaluation, and (v) to the knowledge of the Company, there is no design or production defect with respect to any of such products and no facts have come to the Company's attention as a result of the Company's research which indicates that there are any design defects with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its packaging, contents and use.

          (b) The Company is not aware of any facts: (i) which would furnish a substantial basis for the recall, withdrawal or suspension by any governmental authority, or by order of any court, of any product sold by the Company; or
(ii) which would otherwise reasonably be expected to cause the Company to withdraw, recall or suspend any product from the market, or otherwise take any other remedial action, or to terminate or suspend the manufacturing or testing of any product.

          (c) Except as set forth in the SEC Reports, Schedule 5.10 or Schedule 5.17, there is no suit, claim, action or proceeding (at law or in equity) pending nor, to the knowledge of the Company, is any suit, claim, action or proceeding threatened against the Company or any of its subsidiaries before any court or governmental or regulatory authority or body involving any claim that any product of the Company is defective or otherwise has caused physical harm to any user.

          SECTION 5.18 COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Offer and Merger is advisable and in the best interests of the Company and it shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and
(c) directed that this Agreement and the Merger be submitted for consideration by the Company's shareholders at a duly called meeting (the "Company Meeting") and has determined to recommend, subject to the Board's ability to withdraw, modify or change its recommendation regarding this Agreement and the Merger in accordance with the provisions of Section 7.2, the approval by the Company's shareholders of these matters. In connection with its consideration of this Agreement, the Board of Directors of the Company received a written opinion from Dillon Read that the Offer Consideration to be received by the Company's common shareholders in the Offer and the Merger is fair, from a financial point of view, to such shareholders. The affirmative votes of the holders of a majority of the outstanding Shares entitled to vote thereon are the only votes of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

          SECTION 5.19 LABOR MATTERS. Except as disclosed on Schedule 5.19 of the Disclosure Statement, neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

          SECTION 5.20 SUPPLY. On April 9, 1996, the Company and its subsidiaries had in finished goods inventory 188 units of endoluminal grafts manufactured at their facilities in Belgium, which together with ongoing manufacturing operations in Belgium, is sufficient for continuing to supply at current levels the reasonably anticipated requirements of all clinical trials currently in progress and currently scheduled.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

          Parent and Merger Sub represent and warrant to the Company as follows:

          SECTION 6.1 ORGANIZATION AND QUALIFICATION. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted.

          SECTION 6.2 CORPORATE POWER AND AUTHORITY. Each of the Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and the sole shareholder of Merger Sub, and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

          SECTION 6.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each of the Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby by Merger Sub require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing with the SEC of such reports and information as may be required in connection with this Agreement and the transactions contemplated hereby pursuant to the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing of the Articles of Merger in accordance with the BCA, (iii) such filings, authorizations, orders and approvals as may be required under foreign laws,
(iv) compliance with applicable requirements of the HSR Act, except for filings and approvals which are not required prior to the consummation of the Merger or where the failure of any such action to be taken or filing to be made would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or prevent consummation of the transactions contemplated hereby.

          SECTION 6.4 NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of the Parent or the Articles of Incorporation or Bylaws of Merger Sub,
(ii) assuming compliance with the matters referred to in Section 6.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Sub, (iii) constitute or result in a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub or any license, franchise, permit or other similar authorization held by Parent or Merger Sub, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, except for any occurrences or results referred to in clauses (ii), (iii), and
(iv) which would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or prevent consummation of the transactions contemplated hereby.

          SECTION 6.5 MERGER SUB. (a) Parent owns all of the outstanding stock of Merger Sub; at all times prior to the Merger, no person other than Parent has owned, or will own, any of the outstanding stock of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement.

               (b) There are not as of the date of this Agreement, and there will not be at the Effective Time, any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which

Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of its capital stock.

               (c) As of the date of this Agreement and the Effective Time, except for obligations incurred in connection with this Agreement, Merger Sub has not and will not have incurred, directly or indirectly through any other corporation, any obligations or liabilities of any kind or engaged in any activities of any type or kind whatsoever or entered into any arrangement or arrangements with any person or entity.

               (d) Parent will make available, and Merger Sub will have, at or before the Acceptance Date, adequate funds to accept for payment, purchase and pay for all of the Shares tendered and not withdrawn pursuant to the Offer.


                                   ARTICLE VII

                                    COVENANTS

          SECTION 7.1 CONDUCT OF BUSINESS. Except as expressly provided in this Agreement, or as expressly agreed to in writing by Parent, or as set forth in Schedule 7.01 to the Disclosure Statement, during the period from the date of this Agreement and continuing until the Control Date or until the termination of this Agreement pursuant to Section 9.1 (the "Executory Period"):

               (a) The Company will use commercially reasonable efforts, and will cause each of its subsidiaries to use commercially reasonable efforts, to conduct its operations according to its ordinary and usual course of business and consistently with past practice and to preserve intact its respective business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it.

               (b) The Company will, and will cause each of its subsidiaries to, maintain its books and records in its usual manner and consistent with past practice and not permit a material change in any of its financial reporting, tax, or accounting practices or policies or in any assumption underlying such practices or policies, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes, except as may be required by generally accepted accounting principles.

               (c) Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, as the case may be, will, without the prior written consent of Parent, (i) issue, sell, pledge or encumber, or authorize or propose the issuance, sale, pledge or encumbrance of (A) any shares of capital stock of any class (including Shares), or securities convertible into, or exchangeable for, any such shares, or any rights, warrants or options to acquire any such shares or other convertible or exchangeable securities, or grant or accelerate any right to convert or exchange any securities of the Company or any of its subsidiaries for such shares, other than shares issuable upon exercise of currently outstanding stock options, stock awards or warrants, or (B) any other securities in respect of, in lieu of or in substitution for shares of common stock outstanding on the date hereof (including the Shares);
(ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares);
(iii) split, combine or reclassify any shares of its capital stock or declare or pay any dividend or distribution on any shares of capital stock of the Company;
(iv) except as set forth in Schedule 7.01 to the Disclosure Statement, make any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, or enter into or modify any material contract, agreement, commitment, arrangement, license or right or any release or relinquishment of any material contract rights, not in the ordinary course of business; (v) pledge or encumber any material assets of the Company except in the ordinary course of business consistent with past practice; (vi) incur any long-term debt for borrowed money or short-term debt for borrowed money, except for unsecured debt bearing interest at current market rates incurred in the ordinary course of business consistent with past practice; (vii) propose or adopt any amendments to the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries; (viii) enter into any new employment agreement providing for compensation (including salary, bonus, benefits and all other forms of compensation, whether immediately payable or deferred) in excess of $50,000 per year or amend any existing agreement with any officer, director or employee or grant any increase in the compensation or benefits to officers, directors, employees and former employees other than increases in the ordinary course of business and consistent with past practice or pursuant to the terms of agreements or plans as currently in effect; (ix) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation or dissolution of the Company or any of its subsidiaries;
(x) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned subsidiaries of the Company in the ordinary course of business and consistent with past practices; (xi) make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to subsidiaries and customary loans or advances to employees in accordance with past practices); (xii) adopt or amend (except as may be required by law or required by this Agreement) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or former employee; (xiii) take any action other than in the ordinary course of business and consistent with past practice with respect to the grant of any severance or termination pay or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof; (xiv) make any tax election or settle or compromise any material Federal, state, local or foreign income tax liability, except in the ordinary course of business and consistent with past practice;
(xv) execute or enter into with the IRS or any other taxing authority (x) any agreement or other document extending or having the effect of extending the period of assessments or collection of any Federal, state, local or foreign Taxes or (y) a closing agreement pursuant to Section 7121 of the Code, or any successor provision thereof, or any similar agreement, pursuant to any similar provision of state, local or foreign laws; (xvi) except pursuant to agreements in effect on the date hereof which are disclosed on Schedule 7.01 to the Disclosure Statement or as contemplated by the capital expenditures budget currently in effect, authorize capital expenditures in excess of $50,000 in the aggregate; or (xvii) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or take any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect.

               (d) The Company will, prior to the Acceptance Date, use its reasonable best efforts to obtain written determinations or permits from the responsible governmental authorities as to which environmental permits are required for presently unpermitted activities including, but not limited to, waste water discharges and air emissions at the Company's facilities in Florida and operations in Brussels, Belgium. Upon the receipt of a determination that a permit is required, the Company shall, as soon as possible, file applications and support information necessary to obtain such permits and shall use its reasonable best efforts to expedite the issuance of such permits. With regard to the Corvita Europe operating permit only, the Company shall file the application for such permit prior to the Acceptance Date.

               (e) Each of the Company and its subsidiaries shall file all Returns that are due prior to the Closing Date and shall prior to the Closing Date pay any and all taxes shown as being due on such Returns. The Company shall provide to Parent at the Closing a copy of such Returns and a copy of the receipts for any and all Taxes paid with respect to such Returns.

          SECTION 7.2 NO SOLICITATION. (a) Until the earlier of the Control Date or the termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries), to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its or their officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action; PROVIDED, HOWEVER, that nothing in this Agreement shall prohibit the Board of Directors of the Company from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal after the date hereof, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that the failure to take such action could create a reasonable possibility of a breach by the Board of Directors of the Company of its fiduciary duties to shareholders under applicable law and, prior to taking such action, the Company (i) provides reasonable notice to Parent to the effect that it is taking such action and (ii) receives from such person or entity an executed confidentiality agreement in reasonably customary form. The Company shall use reasonable efforts to keep Parent informed of the status of any such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement with Parent or Merger Sub) involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20 percent or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b) Except as set forth in this Section 7.2(b), the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the time of acceptance for payment of Shares in the Offer the Board of Directors of the Company determines in good faith, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that the failure to take such action could create a reasonable possibility of a breach by the Board of

Directors of the Company of its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Offer, this Agreement and the Merger, approve or recommend an Acquisition Proposal that is more favorable to shareholders of the Company than the Offer and Merger (a "Superior Proposal") or cause the Company to enter into an agreement with respect to a Superior Proposal. The Company shall provide reasonable notice to Parent or Merger Sub to the effect that it is taking such action in no event less than 3 business days.

          SECTION 7.3 ACCESS TO INFORMATION. During the Executory Period, the Company will upon reasonable notice (i) give Parent and its authorized representatives reasonable access during regular business hours to all of its subsidiaries, plants, offices, warehouses and other properties and to their employees, agents, independent accountants and all of their books, records and contracts, (ii) permit Parent and its authorized representatives to make such inspections, including, without limitation, environmental assessments or surveys, during regular business hours as Parent may reasonably require and
(iii) cause its officers and those of its subsidiaries to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as the Parent may from time to time reasonably request, provided that all requests for such access, inspection, or information and notices pursuant to this Section 7.3 be made through Norman R. Weldon, Ph.D. or such other person as he shall designate in notice to Parent in accordance with
Section 10.5 hereof. Notwithstanding anything to the contrary contained herein, the Company shall deliver to Parent, immediately after the execution of this Agreement by all of the parties hereto, a schedule which sets forth a true, correct and complete list of invention rights, invention disclosures and related agreements and non-published patent applications of the Company and its subsidiaries not previously disclosed to Parent in Schedule 5.12 to the Disclosure Statement and shall provide Parent with access to all such documents and information relating thereto in accordance with this Section 7.3.

          SECTION 7.4 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein, and to the fiduciary duties of the Board of Directors of the Company under applicable laws, each of the parties hereto agrees to (i) make all required filings under the HSR Act as promptly as practicable but in no event later than six business days of the date hereof, and thereafter promptly make any other required submissions under the HSR Act,
(ii) promptly make their respective filings and thereafter promptly make any other required submissions under the Securities Act and the Exchange Act with respect to the Merger and (iii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, (b) taking any action reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction and (c) to fulfill all conditions precedent applicable to such party pursuant to this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

          SECTION 7.5 INDEMNIFICATION AND INSURANCE. (a) The Surviving Corporation and Parent agree that until six years from the Effective Time, the Surviving Corporation will maintain all rights to indemnification now existing in favor of the directors, officers, employees, fiduciaries and agents of the Company as provided in the Company's Articles of Incorporation and Bylaws or otherwise in effect under any agreement or otherwise on the date of this Agreement and that the Articles of Incorporation and Bylaws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.

               (b) The Surviving Corporation will at all times exercise the powers granted to it by its Articles of Incorporation, its Bylaws, and by applicable law to indemnify and hold harmless to the fullest extent possible present or former directors, officers, employees, fiduciaries and agents of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to, and including the Effective Time for at least six years from the Effective Time. Parent shall assume and perform the obligations of the Surviving Corporation under this Section 7.5; PROVIDED, that, any indemnified party shall make a good faith effort (which shall not include any requirement to bring any suit, claim, action, or other proceeding) to cause the Surviving Corporation to perform its obligations under this Section 7.5 before requesting Parent to assume and perform such obligations.

               (c) Should any threatened or actual claim action, suit, proceeding or investigation be made against any present or former director, officer, employee, fiduciary or agent of the Company, arising from his services as such, within six years from the Effective Time, the provisions of this
Section 7.5 shall continue in effect until the final disposition of all such claims.

               (d) Any indemnified party wishing to claim indemnification under this Section, upon learning of any such action, suit, claim, proceeding or investigation, shall notify Parent and the Surviving Corporation within 15 days thereof; PROVIDED, HOWEVER, that any failure so to notify Parent and the Surviving Corporation of any obligation to indemnify such indemnified party or of any other obligation imposed by this Section shall not affect such obligations except to the extent Parent and/or the Surviving Corporation is actually prejudiced thereby. Parent and the Surviving Corporation shall be entitled to assume the defense of any such action, suit, claim, proceeding or investigation with counsel of its choice, unless there is, under applicable standards of professional conduct, a conflict of any significant issue between the positions of Parent and the Surviving Corporation, on the one hand, and the indemnified parties, on the other, in which event the indemnified parties as a group may retain one law firm to represent them with respect to such matter. Neither Parent or the Surviving Corporation, on the one hand, nor the indemnified parties, on the other hand, may settle any such action, suit, claim, proceeding or investigation without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

               (e) In addition to the foregoing, Parent shall cause the Surviving Corporation to honor in accordance with their terms any indemnification agreements in existence on the date hereof between the Company and any present or former director, officer, employee, fiduciary or agent of the Company.

               (f) The parties agree that the provisions of this Section 7.5 will not require Parent or the Surviving Corporation to maintain directors' and officers' insurance coverage in favor of the Company's present and former directors and officers.

          SECTION 7.6 STATE TAKEOVER STATUTES. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the Offer or the Merger of any state takeover law.

          SECTION 7.7 PROXY STATEMENT. Unless the Merger is consummated in accordance with Section 1104 of the BCA, the Company shall prepare and file with the SEC, and in consultation with Parent and Merger Sub, as soon as practicable after the consummation of the Offer, a preliminary proxy or information statement (the "Preliminary Proxy Statement") relating to the Merger in accordance with the Exchange Act and the rules and regulations under the Exchange Act, with respect to the transactions contemplated by this Agreement. The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Preliminary Proxy Statement. The Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement, and to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date.

          SECTION 7.8 COMPANY MEETING. The Company shall take all action necessary, in accordance with BCA and its Articles of Incorporation and Bylaws, to convene a special meeting of shareholders of the Company (the "Company Meeting"), if necessary, as promptly as practicable for the purpose of considering and voting upon this Agreement and the transactions contemplated hereby, including the Merger. Subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised in writing by outside legal counsel (who may be the Company's regularly engaged independent legal counsel), the Board of Directors of the Company shall recommend that the holders of the Shares vote in favor of and approve this Agreement and the Merger at the Company Meeting.

          SECTION 7.9 SUPPORT OF MERGER. Merger Sub shall, and Parent shall cause Merger Sub to, vote all of the Shares that it acquires in the Offer in favor of the Merger at any meeting of shareholders of the Company required to be held to approve the Merger and cause the Company and Merger Sub to execute and file Articles of Merger with the Secretary of State of the State of Florida.


                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

               (a) Merger Sub shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; PROVIDED, HOWEVER, that this condition shall be deemed satisfied with respect to the obligations of Parent and Merger Sub if Merger Sub shall have failed to purchase Shares pursuant to the Offer in violation of this Agreement or the terms of the Offer.

               (b) Unless the Merger is consummated pursuant to Section 1104 of the BCA, this Agreement and the Merger shall have been approved and adopted by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law.

               (c) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Federal or state court or governmental authority and no other action shall have been taken by any regulatory authority or agency which is in effect and has the effect of prohibiting the consummation of the Merger.

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

          SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time, in any one of the following circumstances:

               (a) By mutual written consent duly authorized by the Boards of Directors of the Company and Parent prior to the Control Date.

               (b) By Parent or the Company, if, without any material breach by such terminating party of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before August 9, 1996.

               (c) By Parent or the Company, if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased in accordance with Section 1.1; PROVIDED, HOWEVER, that Parent may not terminate this Agreement pursuant to this Section 9.1(c), if Parent's termination of, or Merger Sub's failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition set forth in Exhibit A or is otherwise in violation of the terms of the Offer or this Agreement.

               (d) By Parent or the Company, if any Federal or state court of competent jurisdiction or other Federal or state governmental body shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

               (e) By the Company, if it shall have received a Superior Proposal, and the Company's Board of Directors, after consultation with and based upon the written advice of outside legal counsel (who may be the Company's regularly engaged outside legal counsel), determines in good faith that failure to accept such Superior Proposal could create a reasonable possibility of a breach by the Board of Directors of the Company of its fiduciary duties to shareholders under applicable law.

               (f) By Parent, but only prior to the Acceptance Date, if the Board of Directors of the Company shall have (i) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby, (ii) recommended to its shareholders an Acquisition Proposal or (iii) resolved to do any of the foregoing.

               (g) By Parent or the Company, but only prior to the Acceptance Date, if (A) the other party shall have failed to comply in any material respect with any of the material covenants and agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for ten business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (B) a material representation or warranty of the other party contained in this Agreement shall be untrue in any material respect when made or on and as of the Acceptance Date as if made on the Acceptance Date.

               (h) By the Company, if the Offer has not been timely commenced in accordance with Section 1.1.

          SECTION 9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement, except for the provisions of this Section 9.2 and Section 10.10 hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; PROVIDED, HOWEVER, that nothing in this Section 9.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

          SECTION 9.3 AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Merger Sub at any time before or after adoption of this Agreement by the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          SECTION 9.4 EXTENSION; WAIVER. At any time prior to the Control Date, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Merger Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                    ARTICLE X

                                  MISCELLANEOUS

          SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties shall survive beyond the Acceptance Date and no covenants made in this Agreement shall survive beyond the Control Date; PROVIDED, HOWEVER, that this Section 10.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time, including, without limitation, the covenants contained in Sections 7.5 and 10.10.

          SECTION 10.2   ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement
(a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent or Merger Sub may assign any of their rights and obligations to any wholly-owned, direct subsidiary of Parent but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder.

          SECTION 10.3 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereon in any Federal or state court located in the State of New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 10.4 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Each party agrees that, should any court of competent authority hold any provision of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or to any other remedy, including, without limitation, money damages, for breach hereof or of any other provision of this Agreement as a result of such holding or order.

          SECTION 10.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopier, telex or overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          if to Parent or Merger Sub:

          Pfizer Inc.
          235 East 42nd Street
          New York, New York  10017
          Attention:  Paul S. Miller, Esq.
                      Senior Vice President
                      and General Counsel

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York  10153
          Attention:  Dennis J. Block, Esq.

          if to the Company:

          Corvita Corporation
          8210 N.W. 27th Street
          Miami, Florida
          Attention:  Norman R. Weldon Ph.D.
                      President and
                      Chief Executive Officer
          with a copy to:

          Epstein, Becker & Green, P.C.
          250 Park Avenue
          New York, New York 10177
          Attention:  Lowell S. Lifschultz, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof). All such notices or communications shall be deemed to be received (a) in the case of personal delivery, cable, telex or telecopy, on the date of such delivery, (b) in the case of overnight courier, on the next business day after the date when sent and (c) in the case of registered or certified mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

          SECTION 10.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto, provided that matters affecting the validity of the corporate action taken by the Company, Parent or Merger Sub relating to the Merger shall be governed by the laws of the State of Florida.

          SECTION 10.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 10.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Sections 3.1, 3.2 and Article IV and, in respect of the indemnified parties only, 7.5.

          SECTION 10.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          SECTION 10.10 FEES AND EXPENSES. (a) If this Agreement or the transactions contemplated hereby are terminated for any of the following reasons

                (i)  such termination occurs pursuant to Section 9.1(e),

               (ii)  such termination occurs pursuant to Section 9.1(f), or

              (iii) such termination occurs pursuant to Section 9.1(g) as a result of an intentional material breach of this Agreement by the Company following (but not prior to) the Company's receipt of an Acquisition Proposal by any person or group other than Parent, then the Company shall pay Parent a fee equal to $4 million, which fee shall be inclusive of all Expenses (as defined below).

               (b) As used herein, the term "Expenses" shall mean all of Parent's, Merger Sub's and their affiliates' reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts, investment bankers, financial and other consultants to Parent, Merger Sub and their affiliates) incurred by them or on their behalf in connection with the transactions contemplated by this Agreement, including, but not limited to, in connection with the negotiation, preparation, execution and performance of this Agreement and the Parent's due diligence investigation of the Company.

               (c) Except as provided otherwise in Section 10.10(a) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; PROVIDED, HOWEVER, that the costs of printing the Proxy Statement and in each case all exhibits, amendments or supplements thereto shall be borne equally by the Company and Parent.

               (d) Any payment required to be made pursuant to Section 10.10 shall be made as promptly as practicable but not later than five business days after the occurrence of the event giving rise to such payment and shall be made by wire transfer of immediately available funds to an account designated by Parent, except that any payment to be made pursuant to Section 10.10(a)(i) shall be made not later than the termination of this Agreement by the Company pursuant to Section 9.1(e).

          SECTION 10.11 PERFORMANCE BY MERGER SUB. Subject to the terms hereof, the Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

          SECTION 10.12 MATERIALITY. The parties hereto agree that, notwithstanding anything to the contrary contained herein, for purposes of this Agreement, (a) the representations set forth in Sections 5.9(b)(i), 5.9(b)(ii) and 5.9(b)(iii) are each, individually and in the aggregate, material representations and warranties of the Company and (b) the failure of any one or more of the Material Agreements to be in full force and effect or, if there shall have been any material breach by the Company or the other party thereto which has not been cured, such breach, shall be deemed to cause the representations and warranties in Sections 5.9(b)(i), 5.9(b)(ii) and 5.9(b)(iii) to be untrue and incorrect in a manner which is reasonably likely to have a Material Adverse Effect.

          SECTION 10.13 SUBSIDIARIES DEFINED. For purposes of this agreement "Subsidiaries" means with respect to any party, any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner;
(ii) voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (iii) at least 25% of the equity, or other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries.

          SECTION 10.14 PUBLICITY. So long as this Agreement is in effect, each of the Parent and Merger Sub, on the one hand, and the Company, on the other hand, promptly shall advise, consult and cooperate with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other statement to the press or any third party with respect to this Agreement, or the transactions contemplated hereby.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by an officer thereof thereunto duly authorized, on the day and year first above written.

                              PFIZER INC.


                              By:  /S/ PAUL S. MILLER
                                   --------------------------------------
                                   Name:  Paul S. Miller
                                   Title: Senior Vice
                                          President and
                                          General Counsel


                              HPG ACQUISITION CORP.


                              By:  /S/ GEORGE A. STEWART
                                   --------------------------------------
                                   Name:  George A. Stewart
                                   Title: President


                              CORVITA CORPORATION


                              By:  /S/ NORMAN R. WELDON
                                   --------------------------------------
                                   Name:  Norman R. Weldon
                                   Title: President and
                                          Chief Executive
                                          Officer

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER


          Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and, subject to the provisions of the Merger Agreement, may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for), if, (1) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares that constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of Shares outstanding, together with Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise), (2) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or any formal investigations relating to the Offer or the Merger that may have been opened by the Department of Justice or the Federal Trade Commission (by means of a written request for additional information or otherwise) shall not have terminated, or (3) at any time before acceptance for payment of, of payment for, such Shares, any of the following events shall occur or be deemed to have occurred:

          (A) there shall be pending any suit, action or proceeding by any governmental entity (1) challenging the acquisition by Parent or Merger Sub of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or Merger, (2) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement,

     (3) seeking to impose material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, or (4) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its subsidiaries; or

          (B) any governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that (1) materially restricts, prevents or prohibits consummation of the Offer, the Merger or any material transaction contemplated by the Merger Agreement, (2) prohibits or limits materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes material limitations on the ability of Parent or any of its subsidiaries to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, or (4) requires divestitures by Parent, Merger Sub or any other affiliate of Parent of any Shares; provided that Parent shall have used all reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; or

          (C) the representations and warranties of the Company in the Merger Agreement were untrue or incorrect in a manner which is reasonably likely to have an adverse change in or effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries taken as a whole on the Company ("Material Adverse Effect") when made or (except for those that address matters as of a specific date and except for changes specifically permitted by the Merger Agreement) thereafter become and remain untrue or incorrect in a manner which is reasonably likely to have a Material Adverse Effect; or

          (D) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement and, with respect to any such breach or failure that can be remedied, the breach or failure is not remedied within 10 business days after Parent has furnished the Company written notice of such breach or failure; or

          (E) the Merger Agreement shall have been terminated in accordance with its terms; or

          (F) the board of directors of the Company shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-
     9) in a manner adverse to Merger Sub its recommendation of the Offer, the Merger Agreement or the Merger, or the board of directors of the Company shall have approved or recommended any Acquisition Proposal; or

          (G) it shall have been publicly disclosed or Merger Sub shall have otherwise learned that any person or "group" (as defined in section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 under the Exchange Act) of more than 25 percent of the Shares, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25 percent of the Shares; or

          (H) there shall have occurred and continued for at least three business days (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (2) the declaration of any banking moratorium or any suspension of payments in respect of banks, or any limitation (whether or not mandatory) by any governmental entity on, or other event materially adversely affecting, the extension of credit by lending institutions in the United States or (3) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

which, in the judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent or Merger Sub) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

          The foregoing conditions are for the sole benefit of Parent, Merger Sub and their affiliates and may be asserted by Parent or Merger Sub regardless of the circumstances (including, without limitation, any action or inaction by Parent, Merger Sub or any of their affiliates) giving rise to any such condition or may be waived by Parent or Merger Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Unless otherwise defined in this Exhibit A, capitalized terms used in this Exhibit A have the meanings ascribed to them in the Merger Agreement among Parent, Merger Sub and the Company to which this Exhibit A is attached (the "Merger Agreement").